Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 19, 2015	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 31, 2015 was $35.9 million, or $0.75 per share ($0.74 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 31, 2015 decreased 4.1 percent to $280.2 million from net sales of $292.2 million for the prior year 13-week fiscal quarter ended November 1, 2014. Comparable store net sales for the 13-week period ended October 31, 2015 decreased 5.2 percent from comparable store net sales for the prior year 13-week period ended November 1, 2014. Online sales increased 13.6 percent to $25.9 million for the 13-week period ended October 31, 2015, compared to net sales of $22.8 million for the 13-week period ended November 1, 2014.

Net sales for the 39-week fiscal period ended October 31, 2015 decreased 1.5 percent to $787.6 million from net sales of $799.6 million for the prior year 39-week fiscal period ended November 1, 2014. Comparable store net sales for the 39-week period ended October 31, 2015 decreased 3.1 percent from comparable store net sales for the prior year 39-week period ended November 1, 2014. Online sales increased 14.4 percent to $70.2 million for the 39-week period ended October 31, 2015, compared to net sales of $61.4 million for the 39-week period ended November 1, 2014.

Net income for the third quarter of fiscal 2015 was $35.9 million, or $0.75 per share ($0.74 per share on a diluted basis), compared with $40.6 million, or $0.85 per share ($0.84 per share on a diluted basis) for the third quarter of fiscal 2014.

Net income for the 39-week fiscal period ended October 31, 2015 was $92.9 million, or $1.93 per share ($1.93 per share on a diluted basis), compared with $102.4 million, or $2.14 per share ($2.13 per share on a diluted basis) for the 39-week period ended November 1, 2014.

Management will hold a conference call at 10:30 a.m. EST today to discuss results for the quarter. To participate in the call, please call (800) 230-1074 and reference the conference code 373105. A replay of the call will be available for a two-week period beginning today at 12:30 p.m. EST by calling (800) 475-6701 and entering the conference code 373105.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 469 retail stores in 44 states. As of the end of the fiscal quarter, it operated 468 stores in 44 states compared with 461 stores in 44 states at the end of the third quarter of fiscal 2014.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014

SALES, Net of returns and allowances	$280,187	$292,201	$787,585	$799,601

COST OF SALES (Including buying, distribution, and occupancy costs)	162,923	164,409	462,129	459,684

Gross profit	117,264	127,792	325,456	339,917

OPERATING EXPENSES:
Selling	52,268	52,950	147,780	147,055
General and administrative	8,701	10,289	31,399	30,326
	60,969	63,239	179,179	177,381

INCOME FROM OPERATIONS	56,295	64,553	146,277	162,536

OTHER INCOME, Net	951	226	1,959	831

INCOME BEFORE INCOME TAXES	57,246	64,779	148,236	163,367

PROVISION FOR INCOME TAXES	21,353	24,163	55,292	60,936

NET INCOME	$35,893	$40,616	$92,944	$102,431

EARNINGS PER SHARE:
Basic	$0.75	$0.85	$1.93	$2.14

Diluted	$0.74	$0.84	$1.93	$2.13

Basic weighted average shares	48,073	47,891	48,074	47,890
Diluted weighted average shares	48,219	48,079	48,203	48,064

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 31, 2015	January 31, 2015 (1)	November 1, 2014

CURRENT ASSETS:
Cash and cash equivalents	$121,430	$133,708	$182,267
Short-term investments	28,181	25,857	25,811
Receivables	12,855	8,567	13,052
Inventory	175,852	129,921	147,221
Prepaid expenses and other assets	28,917	26,536	31,667
Total current assets	367,235	324,589	400,018

PROPERTY AND EQUIPMENT	450,185	427,915	420,868
Less accumulated depreciation and amortization	(271,813)	(255,252)	(249,556)
	178,372	172,663	171,312

LONG-TERM INVESTMENTS	42,372	43,698	44,310
OTHER ASSETS	1,914	2,043	2,013

	$589,893	$542,993	$617,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$52,537	$35,714	$53,501
Accrued employee compensation	21,382	36,920	24,484
Accrued store operating expenses	11,410	9,984	13,018
Gift certificates redeemable	16,738	23,992	15,943
Income taxes payable	6,420	15,661	7,978
Total current liabilities	108,487	122,271	114,924

DEFERRED COMPENSATION	13,358	14,261	14,248
DEFERRED RENT LIABILITY	39,623	40,566	40,212
OTHER LIABILITIES	9,821	10,617	9,618
Total liabilities	171,289	187,715	179,002

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,511,876 shares at October 31, 2015, 48,379,613 shares at January 31, 2015, and 48,374,622 shares at November 1, 2014	485	484	484
Additional paid-in capital	134,886	131,112	130,266
Retained earnings	283,658	224,111	308,654
Accumulated other comprehensive loss	(425)	(429)	(753)
Total stockholders’ equity	418,604	355,278	438,651

	$589,893	$542,993	$617,653

(1) Derived from audited financial statements.